EXHIBIT 99.2


                           THE COMMERCE BANCORPORATION

                            NOTICE OF SPECIAL MEETING
                                 OF SHAREHOLDERS

         A Special Meeting of shareholders of The Commerce Bancorporation (the "Company") will be held at __:00 a.m., Seattle time, on _______________, 1998, at _______________ located at ________ , Seattle, Washington, for the following purposes:

         1. To consider and vote upon an Agreement and Plan of Reorganization dated as of May 13, 1998 between the Company and Zions Bancorporation ("Zions") and an Agreement of Merger between the Company and Zions (collectively, the "Plan of Reorganization"), and the transactions contemplated thereby. The Plan of Reorganization provides for the merger of the Company into Zions, with Zions being the surviving corporation (the "Reorganization") as more fully described in the accompanying Proxy Statement/Prospectus.

         2. To transact such other business as may properly come before the Special Meeting.

         The Board of Directors has set ______________, 1998, as the record date for determining shareholders entitled to notice of and to vote at the Special Meeting.

         Holders of Company Common Stock are entitled to assert dissenters' rights and to receive the fair value of their shares in cash if they comply with certain provisions under Washington law. A shareholder wishing to dissent must give written notice to the Company before the vote on the proposal is taken at the Special Meeting of the shareholders' intent to demand payment if the Reorganization is consummated. Further, the shareholder must not vote in favor of the proposed Reorganization. A copy of the applicable statute is attached to the Proxy Statement/ Prospectus. Shareholders desiring to exercise dissenters' rights must comply strictly with the statutory provisions.

         By order of the Board of Directors

Dated: ________________, 1998.


                                   ____________________________________
                                   Robert R. Richards
                                   President and Chief Executive Officer


         Please mark, sign and return the enclosed proxy in the envelope provided.